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                             THE BNY HAMILTON FUNDS
                               AMENDMENT NO. 1 TO
                              AMENDED AND RESTATED
                         RULE 18F-3 MULTIPLE CLASS PLAN

     WHEREAS, The BNY Hamilton Funds (the "Corporation") desires to add additional classes of shares, in respect of the BNY Hamilton Small Cap Equity Fund and BNY Hamilton Municipal Enhanced Yield Fund series of the Corporation, to the written plan of the Corporation that was amended and restated on November 12th, 2003, to be effective January 26, 2004 under Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act") (as so amended and restated, the "Plan"); and

     WHEREAS, the Directors of the Corporation, including a majority of the Independent Directors, as defined in Section 6 of the Plan, have determined that the following Amendment to the Plan is in the best interests of each class individually and the Corporation as a whole;

     NOW, THEREFORE, the Corporation hereby adopts this Amendment to the Plan, in accordance with Rule 18f-3 under the 1940 Act, on the following terms and conditions:

1.   Amendment to Plan.

     The fourth clause of the preamble is hereby deleted and replaced with the following:

     WHEREAS, shares of beneficial interest of the Corporation are currently divided into a number of separate series (the "Funds"), including the BNY Hamilton Money Fund, the BNY Hamilton Treasury Money Fund and the BNY Hamilton New York Tax-Exempt Money Fund (collectively, the "Money Market Funds"); the BNY Hamilton Multi-Cap Equity Fund, the BNY Hamilton Equity Income Fund, the BNY Hamilton Large Cap Growth Fund, the BNY Hamilton Large Cap Value Fund, the BNY Hamilton Small Cap Growth Fund, the BNY Hamilton Small Cap Core Equity Fund and the BNY Hamilton International Equity Fund (collectively, the "Equity Funds"); the BNY Hamilton Intermediate Government Fund, the BNY Hamilton Intermediate Investment Grade Fund and the BNY Hamilton High Yield Fund (collectively, the "Fixed Income Funds"); the BNY Hamilton Intermediate New York Tax-Exempt Fund and the BNY Hamilton Intermediate Tax-Exempt Fund (collectively, the "Tax-Exempt Funds"); the BNY Hamilton Enhanced Income Fund (the "Enhanced Income Fund"); the BNY Hamilton Large Cap Growth CRT Fund, the BNY Hamilton Small Cap Growth CRT

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Fund and the BNY Hamilton International Equity CRT Fund (collectively, the "CRT
Funds"); and the BNY Hamilton S&P 500 Index Fund and the BNY Hamilton U.S. Bond Market Index Fund (collectively, the "Index Funds");

2.   No Other Effect on Plan.

     Except as expressly modified by this Amendment, the Plan shall remain in full force and effect.

3.   Effectiveness of Amendment.

     This Amendment shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Corporation and (b) the Independent Directors.

4.   Material Modification.

     The Plan as amended by this Amendment may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Section 9 of the Plan.

5.   Defined Terms.

     Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Plan.

     IN WITNESS WHEREOF, the Corporation, on behalf of the Funds, has adopted this Amendment to the Plan as of the 3rd day of November 2004, to be effective November 16, 2004.

                                           THE BNY HAMILTON FUNDS


                                           By: /s/ Kevin J. Bannon
                                               ---------------------------------
                                           Title: President